EXHIBIT 10.9

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

(Interim Executive)

This Employment and Confidentiality Agreement (“Agreement”) is entered into between Ciber, Inc., (“Company”) and Michael E. Lehman (“Executive”) as of the 24th day of September, 2013 (“Effective Date”).

In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows:

1.                                      Obligations of Executive.  Company employs the Executive to serve and perform such duties as assigned by Company, in any manner, time and place Company directs. In the performance of Executive’s duties, Executive will exercise sound discretion and independent judgment.  Executive agrees (1) to adhere to applicable Company policies, procedures and requirements in performing the assigned work and (2) to exert Executive’s best efforts and to perform in a professional manner at all times while performing Executive’s duties and in working with Company clients.  Executive will not perform services for others during the hours that Executive is performing services for the Company.  Executive will not perform services for any other Company without obtaining the advance written consent of the Company, which consent may be withheld by the Company as determined is its discretion where such services would create a conflict of interest with the services performed under this Agreement, interfere with Executive’s responsibilities to the Company, and/or would be likely to cause Executive to breach his/her obligations under this Agreement.

2.                                      Term and Employment at Will.  Executive and the Company expect Executive’s employment to end at the earlier of six months from the Effective Date or upon the completion of transition of the Chief Financial Officer function to a permanent Chief Financial Officer (“CFO Start Date”), to be determined in the sole discretion of the Company.    This Agreement do not create an employment contract for a definite or an implied term.  Executive is and will remain an employee at will, meaning that either Executive or Company may terminate this Agreement and the employment relationship at any time with or without cause or reason, with or without prior notice or warning, and without any obligation of severance or other payments, except as may be set forth in Sections 8.2 and 8.5 or otherwise required by law. Any cause for discharge mentioned in this Agreement or in any document maintained by Company (including, but not limited to, employment manuals or recruiting materials) shall not in any way limit Company’s right to discharge Executive or alter Executive’s at will status.

3.                                      Compensation and Benefits.  Executive shall be entitled to the following compensation and benefits:

3.1                               Company agrees to pay to Executive a base salary of $16,000 bi-weekly starting on the Effective Date through the termination of this Agreement.  Any change in compensation shall not effect a change in this Agreement in any other respect unless set forth in a written amendment hereto, signed by Executive and an authorized Company representative.

3.2                               Company agrees to pay to Executive a bonus for services related to supporting the transition of the Chief Financial Officer function to a permanent hire, with services to be provided for a minimum of ninety days from the date upon which a permanent CFO begins work for the Company. Provided Executive successfully completes the transition services, Company shall pay Executive a single, lump-sum payment in the amount of $100,000.

3.3                               Executive is eligible to participate in the Company’s benefit and compensation plans available to employees of Company in the employment category Executive is classified in.  All such benefit plans may be amended, replaced, or discontinued from time to time in the sole discretion of Company.

3.4                               Company will reimburse Executive, in accordance with Company policy as may be applicable and revised by the Company from time to time, for all reasonable and necessary business expenses incurred in carrying out Executive’s duties under this Agreement, including approved travel and entertainment expenses.  Executive must present to Company, not less frequently than monthly, an itemized account of expenses in a method designated by Company.

3.5                               Company will provide, at Company’s expense, a furnished apartment and use of a rental car while Executive performs Ciber duties in Colorado.

3.6                               All compensation and benefits to Executive shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.  Company may withhold amounts due it from amounts due under this Agreement to Executive.

4.                                      Trade Secrets and Confidential Information.

4.1                               Executive acknowledges that confidential, proprietary and trade secret information and materials regarding Company and its clients may be disclosed to Executive solely for the purpose of assisting Executive in performing Executive’s duties under this Agreement.  Such information and materials are and remain the property of Company and its clients respectively.  As used in this Agreement, “Confidential Information” includes without limitation all information belonging to Company or its clients relating to their respective services and products, customers, identities of prospective customer and information about such customers that is not generally known to the public, business plans, methods, strategies and practices, internal operations, pricing and billing, financial data, cost, personnel information (including without limitation names, educational background, prior experience and availability), customer and supplier contacts and needs, sales lists, technology, software, computer programs, other documentation, computer systems, inventions, developments, and all other information that might reasonably be deemed confidential.  Confidential Information does not include information that is in the public domain through no wrongful or unauthorized act on the part of Executive or any other person or entity. Confidential Information may also be a Trade Secret.  “Trade Secrets” means the whole or any portion of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing or names, addresses, or telephone numbers, other information relating to any business or profession that is secret and of value, or any other information that qualifies as a trade secret under applicable law.   Executive acknowledges that Executive may use such Confidential Information and materials only during Executive’s employment with the Company and solely on behalf of and in the best interests of Company. Executive’s right to use such information expires on Executive’s separation from employment, regardless of the reasons or circumstances concerning such separation.  Except as specifically authorized in writing in advance by all owners of information and materials, during employment and thereafter, Executive agrees not to use or divulge to any person Trade Secrets and Confidential Information, or any other information and materials related to the business of Company, any of its clients, or their customers, clients and affiliates, for Executive’s own benefit or for the benefit of any other person, , client.  Executive agrees to take all reasonable actions, including those requested by Company or client, to prevent disclosure and preserve the security of confidential information and materials.

4.2                               This Agreement shall not prohibit Executive from complying with any subpoena or court order, provided that Executive shall at the earliest practicable date provide a copy of the subpoena or court order to Company’s General Counsel, it being the parties’ intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Trade Secrets and/or Confidential Information, as determined by Company in its sole discretion.

4.3                               Executive warrants and represents that Executive is not a party to any agreement that limits Executive’s right or ability to perform services for Company, and that Executive otherwise is free to assume the duties with Company contemplated by this Agreement.  Executive shall not, during Executive’s employment with Company, improperly use or disclose to Company or any Company employee, agent or contractor any proprietary information or trade secret belonging to any former employer of Executive or any other person or entity to which Executive owes a duty of nondisclosure.

5.                                      Works for Hire.  Executive agrees that during or after employment Executive will promptly inform and in writing disclose to Company all copyrighted materials or programs, programs or materials subject to being copyrighted, inventions, designs, improvements and discoveries (the “Works”), if any, which Executive has or may have made during Executive’s employment that pertain or relate to the business of Company or client or to any research or experimental or developmental work carried on by Company or client or which result from or are suggested by any work performed by Executive on behalf of Company or any of its clients.  All of such Works shall be works made for hire. Disclosure shall be made whether or not the Works are conceived by the Executive alone or with others and whether or not conceived during regular working hours.  All such Works are the exclusive property of the Company or the client unless otherwise directed by Company in writing.  At the Company’s or client’s sole expense, the Executive shall assist in obtaining patents or copyrights on all such Works deemed patentable or subject to copyright by Company or client and shall assign all of Executive’s right, title and interest, if any, in and to such Works and execute all documents and do all things necessary to obtain letters, patent or vest Company or client with full and exclusive title thereto, and protect the same against infringement by others.  Executive will not be entitled to additional compensation for any Works made during the course of Executive’s employment.

Notwithstanding the above, Executive is not required to assign to Company any invention for which no equipment, supplies, facility, or information of Company or its clients was used and that was developed entirely on Executive’s own time, and (a) does not relate to the business of Company or its clients, (b) does not relate to any actual or demonstrably anticipated research or development Company or its clients, or (c) does not result from any work performed by Executive for Company or its clients.

6.                                      Protection of Company’s Business.

6.1                               No Solicitation of Employees.  During employment with the Company and for one year thereafter, whether the separation employment was voluntary or involuntary, Executive will not:  (a) induce, entice, hire or attempt to hire or employ any employee of the Company or employee of a Company subcontractor on behalf of any individual or entity who provides the same or similar services, processes or products as the Company, (b) induce or attempt to induce any employee employed with the Company to leave the employ or cease doing business with the Company, or (c) knowingly assist or encourage any other individual or entity in doing any of the above-proscribed acts, within one year of the separation from the employment or engagement of such individual or entity with Company.

6.2                               No Solicitation of clients.  Executive acknowledges and agrees that as a part of performing Executive’s duties, Executive will have access to Confidential Information and Company Trade Secrets as defined in Section 4.  Consequently, during employment with Company and for a period of one year after separation from employment, whether such separation was voluntary or involuntary, Executive will not, directly or indirectly, as a principal, company, partner, agent, consultant, independent contractor, or employee, with respect to any current client, former client, or potential client of Company that the Executive about which Executive was exposed to Confidential Information or Company Trade Secrets (“Restricted Clients)

(1) call upon, cause to be called upon, solicit or assist in the solicitation of, a Restricted Client for the purpose of selling, renting or supplying any product or service competitive with the products or services of Company; or

(2) provide any product or services to a Restricted Client which is competitive with the products or services of Company.

Executive specifically acknowledges and agrees that Executive will not become employed by a Restricted Client for a period of one year after Executive’s separation from employment with Company.

7.                                      Executive Representations.  Executive warrants that all information provided by Executive (including without limitation resume, education, interview and references) in consideration for employment by Company is true and accurate.  Executive further warrants that Executive is not restricted by and has no conflict of interest derived from any employment or other agreement and has no other interest or obligation that would interfere with Executive performing work as directed under this Agreement. Executive shall inform Company immediately should such a restriction or conflict arise.  Executive understands that any misstatement or lack of candor by Executive concerning Executive’s qualifications or availability may result in immediate discharge of Executive and may subject Executive to damages for any harm caused to Company.  Executive authorizes Company to verify all information provided to Company by Executive and agrees to sign a release authorizing former employers, educational institutions and other references to provide information to Company if requested.

8.                                      Termination of Employment.

8.1                               Payment of Compensation.  Upon the separation of Executive’s employment with the Company, whether voluntary or involuntary, and in the time period required by law, Executive shall be paid all earned and vested, unpaid salary through the date of separation, accrued, unpaid vacation pay through the date of separation, and any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties to the date of separation, so long as such business expenses are timely submitted and approved consistent with Company policy (the “Accrued Benefits”).

8.2                               Return of Materials.  Upon the separation of Executive’s employment with Company, whether voluntary or involuntary, or earlier upon request by the Company, Executive will personally and promptly return to a Company representative all equipment, documents, records, notebooks, disks, or other materials, including all copies, in Executive’s possession or control which contain or reflect Company Trade Secrets and Confidential Information of Company or Company’s clients, and any other information concerning Company, its products, services, or customers, whether prepared by the Executive or others. Executive understands and agrees that compliance with this Section may require that data be removed from Executive’s personal computer equipment.  Consequently, upon reasonable prior notice, Executive agrees to permit the qualified personnel of Company and/or its contractors access to such computer equipment for that purpose.

8.3                               Right of Offset.  Executive agrees that Company will have the right to set off against Executive’s final wages and other compensation due to Executive any amounts paid or advanced by Company including without limitation training expenses, business expenses, advances, loans and draws.

8.4                               Limitations Under Code Section 409A.

(i)                                     If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by Company from time to time), and (ii) Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(ii)                                  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(iii)                               With respect to payments under this agreement, for purposes of Section 409A of the Code of 1986, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.

(iv)                              Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(v)                                 Any amount that Executive is entitled to be reimbursed under this agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(vi)                              If on the due date for any payment pursuant to Section 8.4, all revocation periods with respect to the release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited.

9.                                      Remedies for Breach.  Executive acknowledges that any violation or threatened violation of this Agreement will cause Executive to be subject to immediate termination and dismissal and shall subject Executive to a claim for money damages by Company for any and all losses sustained by Company as a result of breach of any provision of this Agreement including losses resulting from the unauthorized release of any Confidential Information or Trade Secrets.  Executive recognizes that the Company’s remedies at law may be inadequate and that Company shall have the right to seek injunctive relief in addition to any other remedy available to it.  If Executive breaches or threatens to breach this Agreement or any of the covenants contained herein, the Company has the right to seek issuance of a court-ordered injunction or temporary restraining order, as well as any and all other remedies and damages, to compel the enforcement of the terms stated herein.  If court action is necessary to obtain relief, Executive shall be responsible for the Company’s attorneys’ fees and court costs.

10.                               Assignment.  Executive may not transfer, assign or delegate Executive’s duties and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.  The Company may transfer or assign or delegate its duties and obligations under this Agreement.

11.                               Construction of Agreement.  Executive acknowledges and agrees that the restrictions on Executive’s employment and the geographical restrictions hereby imposed are fair and reasonable and are reasonably required for the protection of the Company.  Executive further acknowledges and agrees that the restrictions in Sections 4 through 6 are reasonable and necessary for the protection of the Company’s Confidential Information and Trade Secrets.  If any part of this Agreement is held unenforceable or invalid, the remaining parts thereof shall continue to be enforceable.  If the provisions imposing nonsolicitation restrictions are deemed unenforceable by a court of competent jurisdiction, then such provisions for the purposes of this Agreement shall be reformed to include the maximum restrictions which a court of competent jurisdiction determines to be reasonable, valid and enforceable.  To the extent that the court permits blue-penciling, the parties to this Agreement intend that the court will take all action necessary to revise this Agreement so as to create a binding and enforceable Agreement, providing the most protection possible to the Company.

12.                               Notices.  All notices shall be sent by registered mail, courier, or hand delivered to the addresses on the signature page.

13.                               Resolution of Disputes.  Executive agrees that any claim, controversy or dispute arising under or related to this Agreement or that arises directly or indirectly in connection with Executive’s employment or termination of employment with Company or any associated or related disputes involving Company and any Executive, director, officer or agent of Company, shall be brought in Colorado state or federal court of competent jurisdiction. The parties hereby expressly consent to the exclusive jurisdiction of such courts.  Nothing herein excuses Executive from his/her duty to exhaust administrative remedies, where such a duty exists, prior to filing suit. By signing this Agreement, Executive voluntarily, knowingly and intelligently waives any right Executive may have to a jury trial.  CIBER also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial.

14.                               Choice of Law.  This Agreement shall be interpreted and construed in accordance with the laws of the state of Colorado without regard to its conflicts of law provisions.

15.                               Amendments.  No modification or waiver of the provisions of this Agreement will be effective against either party unless given in writing signed by an authorized representative of Company and by Executive.

16.                               Waiver.  No delay or failure by a party in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair a such right, power or privilege or be construed as a waiver of or acquiescence in any default.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

17.                               Survival. The provisions of this Agreement that by their sense and context are intended to survive performance by either or both parties shall also survive the completion, expiration, termination or cancellation of this Agreement.

18.                               Duty to Cooperate.  Executive agrees to fully cooperate with Company in connection with any legal or business matter relating to the services provided by Executive under this Agreement.

19.                               Headings.  Headings for the sections herein are for convenience only and shall not be construed in interpreting this Agreement.

20.                               Entire Agreement.  This Agreement is the entire agreement between the Parties.  This Agreement supersedes any and all prior agreements and cannot be modified except in writing signed by the parties.

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and year first written above.

CIBER, INC.		EXECUTIVE

BY:	/s/ David C. Peterschmidt	BY:	/s/ Michael E. Lehman
Printed Name:	David C. Peterschmidt	Printed Name:	Michael E. Lehman
Title:	CEO